EXHIBIT 10.2

AMENDMENT TO ST. MARY LAND & EXPLORATION COMPANY

RESTRICTED STOCK PLAN

This Amendment (the “Amendment”) to the St. Mary Land & Exploration Company Restricted Stock Plan (the “Plan”) is made by St. Mary Land & Exploration Company, a Delaware corporation (the “Company”) on this ____ day ____________________, 2005 and effective as of January 1, 2005.

RECITALS

A.           On or about February 17, 2005, the board of directors of the Company passed a resolution providing that restrictive stock units awarded effective in March of 2005 pursuant to the Plan shall not permit any participant to elect to further defer any settlement.

B.           The Company desires to amend certain provisions of the Plan in order to comply with the provisions of Section 409A of the Internal Revenue Code of 1986 and official guidance thereunder.

C.           Pursuant to Article IX of the Plan, the board of directors of the Company has the power to amend, modify or terminate the Plan provided that any such amendment, modification or termination shall not adversely effect any outstanding awards granted under the Plan without the consent of the participant holding the award.

D.           Capitalize terms used but not defined in this Amendment shall have the meaning given to such terms in the Plan.

NOW THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

AGREEMENT

Section 1.          Section 2.1(g). which defines the term “Deferral Period” shall be deleted and all subsequent subsections of Section 2.1 shall be relettered accordingly.

Section 2.          Section 2.1(n) containing the definition of Restricted Stock Unit shall be amended in its entirety to read as follows:

“Restricted Stock Unit” means an Award under Article VI of the right to receive Stock or cash or a combination thereof upon settlement, subject to the specific terms and conditions of the Award as set forth in the Award Agreement.

Section 3.           Section 6.2(b)(i) shall be amended in its entirety to read as follows (with insertions and deletions to the text as indicated):

(b)	Restricted Stock Unit Awards.

(i)           Nature of Restricted Stock Units; Accounts. Each Restricted Stock Unit awarded shall represent a right for one share of Stock to be delivered upon settlement of the Award ~~at the end of the Deferral Period~~, which right shall be subject to a risk of forfeiture and cancellation and to the other terms and conditions set forth in the Plan and the Award Agreement. The Company shall establish and maintain a Participant account to record Restricted Stock Units and transactions and events affecting such units. Restricted Stock Units and other items reflected in the account will represent only bookkeeping entries by the Company to evidence unfunded obligations of the Company.

Section 4.           Section 6.2(b)(ii) shall be amended in its entirety to read as follows (with insertions and deletions to the text as indicated):

(ii)          Deferral Period and Settlement Date. ~~Except as otherwise provided under the Plan,~~ Restricted Stock Units (if not previously cancelled or forfeited) shall be settled on ~~or about~~ the date or dates set forth in the Award Agreement. ~~The board may permit the Participant to elect to further defer settlement (thereby extending the Deferral Period), subject to such terms and conditions as the Board may specify.~~ In addition, unless otherwise determined by the Board, if the Board reasonably determines that any settlement of Restricted Stock Units would result in payment of compensation to a Participant which is not deductible by the Company under Section 162(m) of the Code, such settlement shall be deferred to the extent necessary to avoid payment of such non-deductible compensation, with such deferral continuing only until such date as settlement

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can be effected without loss of deductibility by the Company under Section 162(m) of the Code.

Section 5.	A new Article XVI shall be added to the Plan to read as follows:

ARTICLE XVI

Section 409A

This Plan is intended in all respects to comply with the provisions of Section 409A of the Code and the Company shall interpret and administer the Plan in a manner consistent with Section 409A. In accordance with Prop. Reg. § 1.409A-3(h)(2)(vi) (or any subsequent corresponding provision of law), should there be a final determination that this Plan fails to meet the requirements of Section 409A and the regulations thereunder with respect to any participant, the Company may distribute to the participant an amount not to exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A and the regulations.

Section 6.          Execution and Counterparts and By Facsimile. This Amendment may be executed in counterparts, and signature pages may be delivered by facsimile transmission.

IN WITNESS WHEREOF, this Amendment to the Employment Agreement is hereby duly executed by each party on the date first above written.

THE COMPANY:

ST. MARY LAND & EXPLORATION COMPANY,

a Delaware corporation

By:	________________________________________

Mark A. Hellerstein

Chairman, President and Chief Executive Officer

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